CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K of our independent auditor’s report dated February 18, 2026, with respect to the audited consolidated balance sheets of EvolveX Equity Fund, LLC as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity, and cash flow for the years then ended, and the related notes to the consolidated financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

April 15, 2026